UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 15, 2012

NEWPORT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-01649	94-0849175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

(949) 863-3144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of the Registrant was held on May 15, 2012. Of the 37,824,866 shares of the Registrant’s common stock issued and outstanding and entitled to vote at the meeting, there were present at the meeting, in person or by proxy, the holders of 35,152,781 shares of common stock, representing approximately 92.9% of the total number of shares entitled to vote at the meeting. The following four proposals were presented and voted on at the meeting:

Proposal 1

To elect five nominees, Christopher Cox, Robert L. Guyett, Oleg Khaykin, Robert J. Phillippy and Peter J. Simone, as members of the Board of Directors, to serve for a one-year term expiring at the Registrant’s annual meeting of stockholders in 2013. The five nominees were elected by a plurality of the shares present and entitled to vote at the meeting in person or by proxy. The voting results were:

Nominee	For	Withheld	Broker Non-Votes

Christopher Cox	26,805,415	3,976,090	4,371,276

Robert L. Guyett	29,903,708	877,797	4,371,276

Oleg Khaykin	30,539,825	241,680	4,371,276

Robert J. Phillippy	30,526,256	255,249	4,371,276

Peter J. Simone	25,316,577	5,464,928	4,371,276

Proposal 2

To ratify the appointment of Deloitte & Touche LLP as the Registrant’s independent auditors for the fiscal year ending December 29, 2012. Such proposal was approved by more than a majority of the shares present and entitled to vote at the meeting in person or by proxy. The voting results were:

For	Against	Abstain	Broker Non-Votes
34,837,805	299,836	15,140	—

Proposal 3

To approve the Registrant’s Second Amended and Restated Employee Stock Purchase Plan. Such proposal was approved by more than a majority of the shares present and entitled to vote at the meeting in person or by proxy. The voting results were:

For	Against	Abstain	Broker Non-Votes
29,536,591	1,208,555	36,359	4,371,276

Proposal 4

An advisory vote on the approval of the compensation of the Registrant’s named executive officers. Such proposal was approved by more than a majority of the shares present and entitled to vote at the meeting in person or by proxy. The voting results were:

For	Against	Abstain	Broker Non-Votes
29,483,952	955,387	342,166	4,371,276

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 17, 2012	NEWPORT CORPORATION

	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and
Corporate Secretary